EXHIBIT (11)
CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE
FISCAL YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996
AND FEBRUARY 4, 1995 (in thousands of dollars)

                                 1996         1995        1994
                               ---------    ---------   ---------
Common shares outstanding
 at beginning of
fiscal period                    17,169       17,124      16,979

Shares issued during
 the period -
 weighted average                    60           44          23

Shares issuable under
 employee stock plans -
 weighted average                    45           40          18

Dilutive effect of
 exercise of certain
 stock options                       53           84          --

Less:  Treasury stock -
 weighted average                (3,809)      (3,303)     (2,919)
                                --------    ---------   ---------
Weighted average number
 of common and common
 equivalent shares               13,518       13,989      14,101
                                ========    =========   =========

Net earnings applicable
 to common shares:
   From continuing operations   $14,363      $17,659     $16,640
   From discontinued operations    --         (3,326)     (1,818)
                                --------    ---------   ---------
      Net earnings              $14,363      $14,333     $14,822
                                ========    =========   =========

Earnings per common share:
   From continuing operations     $1.06        $1.26       $1.18
   From discontinued operations      --        (0.24)      (0.13)
                                ---------   ---------   ---------
      Net earnings                $1.06        $1.02       $1.05
                                =========   =========   =========

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